Exhibit 99.01 -- Text of Public Release by the Company Announcing Definitive Agreement to Sell Tire Additives Business Product Lines

Eastman to Sell Tire Additives Business Product Lines

KINGSPORT, Tenn., June 9, 2021 – Eastman Chemical Company (NYSE:EMN) announced it has entered into a definitive agreement with an affiliate of One Rock Capital Partners, LLC (“One Rock”) to sell the rubber additives (including Crystex™ insoluble sulfur and Santoflex™ antidegradants) and other product lines and related assets and technology of the global tire additives business of its Additives & Functional Products segment. The sale does not include the Eastman Impera™ and other performance resins product lines of the tire additives business.

The total sale price of $800 million consists of $725 million cash at closing and an additional amount of up to $75 million to be paid based on performance of the rubber additives business post-closing through 2023. The final purchase price is subject to working capital and other adjustments at closing. The company expects the sale will be either neutral or accretive to adjusted earnings per share in 2022.

“This announcement is part of our ongoing effort to improve the performance of our Additives & Functional Products segment. After reviewing strategic options, we believe this action is the most beneficial to Eastman and the rubber additives business,” said Mark Costa, Board Chair and Chief Executive Officer. “We are pleased to reach this agreement with One Rock and to have a clear path forward for the rubber additives business. We continue to evaluate other actions to improve our AFP segment.”

Tony W. Lee, Managing Partner of One Rock, said, “Eastman’s tire additives business is the global leader, known for high-performance, mission-critical products and technical leadership. We are excited to partner with the business’ highly experienced management team to further strengthen its unparalleled product portfolio and drive its growth as an independent company.”

The sale, subject to regulatory approvals and satisfaction of other customary closing conditions, is expected to be completed in the second half of 2021. The agreement contains customary representations, warranties, and covenants of both parties including, among other things, for Eastman to conduct the rubber additives business in the ordinary course consistent with past practice.

Beginning in the second quarter of 2021 and until sale, the assets of the rubber additives business will be reported as held for sale. The company expects to recognize asset impairments or a loss from the agreement and completion of the sale.

Credit Suisse and JP Morgan served as financial advisors and Jones Day served as legal advisor to Eastman.

Non-GAAP Financial Measures

Earnings in this release exclude certain non-core and unusual items. “Adjusted net earnings attributable to Eastman” is net earnings attributable to Eastman adjusted for non-core and unusual items. “Adjusted earnings per share” is diluted earnings per share attributable to Eastman adjusted for non-core and unusual items. Reconciliations

Exhibit 99.01 -- Text of Public Release by the Company Announcing Definitive Agreement to Sell Tire Additives Business Product Lines

to the most directly comparable GAAP financial measures and other associated disclosures, including a description of the excluded and adjusted items, are available in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Forms 10-K and 10-Q filed with the SEC for the periods for which non-GAAP financial measures are presented.

Eastman's financial results forecasts do not include non-core, unusual, or non-recurring items. Accordingly, management is unable to reconcile projected full-year 2022 adjusted earnings per share to projected GAAP earnings per share without unreasonable efforts.

Forward-Looking Statements

This release includes forward-looking statements regarding Eastman’s current expectations for the timing of completion of and the total purchase price for the agreed sale of its rubber additives business, the expected benefits of the sale, and Eastman’s anticipated future financial and operating performance and results. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission (“SEC”), including the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 that has been filed with the SEC and future public disclosures about and related to the agreed sale of the rubber additives business. Filings and other public disclosures made by Eastman are available when filed with the SEC and on the Eastman web site at www.eastman.com in the Investors section.

About Eastman

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end-markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2020 revenues of approximately $8.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

Exhibit 99.01 -- Text of Public Release by the Company Announcing Definitive Agreement to Sell Tire Additives Business Product Lines

About One Rock Capital Partners, LLC

One Rock makes controlling investments in companies with potential for growth and operational improvement using a rigorous approach that utilizes highly experienced Operating Partners to identify, acquire and enhance businesses in select industries. The involvement of these Operating Partners affords One Rock the ability to conduct due diligence and consummate acquisitions and investments in all types of situations, regardless of complexity. One Rock works collaboratively with company management and its Operating Partners to develop a comprehensive business plan focused on growing the enterprise and its profitability to enhance long-term value. For more information, visit www.onerockcapital.com.

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Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com